Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	January 28, 2009
Brenda A. Blake, ext. 3202
UGI Reports First Quarter Results, Increases Guidance
VALLEY FORGE, Pa., January 28 — UGI Corporation (NYSE: UGI) today reported net income of $114.9 million, or $1.05 per diluted share, for the first quarter of fiscal 2009 ended December 31, 2008, compared to $80.0 million, or $0.74 per diluted share, for the first quarter of fiscal 2008. The recently-completed fiscal period results include an after-tax gain of $10.4 million, or $0.10 per diluted share, from the previously announced sale of AmeriGas’s California propane storage terminal, which was completed in November.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Higher unit margins driven by lower wholesale propane product costs, and colder weather, during this year’s quarter contributed to significant increases in earnings at our propane distribution businesses. Our Gas Utility earnings benefited from the October 1 acquisition of Central Penn Gas and colder weather. The strong results of these three segments more than offset the lower earnings of our Energy Services and Electric Utility businesses during the quarter. Given our first quarter performance and our assessment of market conditions for the remainder of the fiscal year, we now expect to report earnings in the range of $2.30 to $2.40 per diluted share for fiscal 2009, including the $0.10 gain from the terminal sale.”
UGI’s domestic propane distributor, AmeriGas Propane, contributed $34.3 million to net income for the quarter including the gain from the terminal sale. AmeriGas’s net income contribution in the prior year period was $15.0 million. For the three months ended December 31, 2008, retail propane volumes sold were 278.2 million gallons, virtually unchanged from the prior year period. Weather was nearly normal during the quarter and 6.9% colder than in the prior-year period, according to the National Oceanic and Atmospheric Administration. The beneficial volume impacts of the colder weather and AmeriGas’ acquisition of Penn Fuel Propane were more than offset by continued customer conservation and a decline in motor fuel and certain other commercial segments resulting from the deepening economic recession. Total margin increased $39.7 million mainly due to the beneficial impact of higher retail unit margins resulting from a sharp decline in product costs during the quarter. Operating and administrative expenses increased to $160.0 million from $152.9 million in the prior year quarter due to higher bad debt and general insurance expenses and incremental expenses primarily from the Penn Fuel Propane acquisition. Operating income increased to $144.7 million from $74.0 million in the fiscal 2008 quarter, primarily reflecting the gain on the sale of the terminal and higher total margin partially offset by higher operating expenses.
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UGI Reports First Quarter Results, Increases Guidance	Page 2
International Propane’s net income increased to $40.2 million during the current year period from $22.4 million in the prior year. Temperatures across the Antargaz service territory were approximately 4.9% colder than normal but 1.3% warmer than the prior year period. Temperatures in Flaga’s service territory for the quarter were warmer than normal and warmer than the prior year. Antargaz volume declined 2% from the prior year quarter to approximately 96.1 million retail gallons of liquefied petroleum gases (LPG) as a result of warmer weather and a weakening economy in France. Despite the lower volumes, International Propane operating income increased to $64.1 million from $39.1 million in the prior year period, primarily due to the beneficial impact of higher unit margins resulting from rapidly declining product costs in Europe. As previously reported, Antargaz was adversely affected by lower average unit margins in the prior year period as a result of the rapid increase in product cost which occurred in the prior year period.
Net income from Gas Utility increased to $28.3 million from $24.0 million in the first quarter of fiscal 2008. Weather was 7.1% colder than normal compared with temperatures that were 4.3% warmer than normal in the prior year quarter. Throughput in the Gas Utility increased to 44.0 billion cubic feet in the recently-completed quarter versus 39.5 billion cubic feet in the first quarter of fiscal 2008. The beneficial effects of additional throughput resulting from the October 1 acquisition of Central Penn Gas (CPG) and colder weather were partially offset by the effects of the economic recession on volumes sold and transported. Gas Utility total margin increased $27.5 million to $117.4 million primarily resulting from the CPG acquisition and higher total retail core-market volumes sold primarily due to colder weather. Operating expenses for the quarter increased from the prior year due to the impact of incremental expenses from the CPG acquisition and higher expenses related to bad debts, maintenance and environmental expenses. Operating income for the quarter increased $6.8 million to $56.9 million as the higher total margin was partially offset by the increase in expenses.
Net income from Electric Utility decreased to $2.8 million during the recent quarter from $4.0 million in the first quarter of fiscal 2008. Sales of 252.8 gigawatt-hours were slightly lower than the prior year period primarily due to lower sales to commercial and industrial customers as a result of the economic recession. Total margin decreased $1.7 million due to higher purchased power and electricity transmission costs. Operating income decreased $2.4 million to $5.0 million, reflecting the lower total margin and higher operating expenses.
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UGI Reports First Quarter Results, Increases Guidance	Page 3
Energy Services’ first quarter net income was $10.7 million compared with $13.9 million for the same period of fiscal 2008. Total margin decreased $1.5 million primarily due to lower total margin from electric generation due to production facility outages during a portion of the current year period and higher coal prices. Also contributing to the lower net income was an increase in operating costs due in large part to the production outages.
Separately, UGI announced that for the three-year period ended December 31, 2008, the compound annual total return on its common stock exceeded that of a substantial majority of companies in the S&P Utilities Index. As a result, employees who received performance-contingent unit awards in early 2006 in accordance with UGI’s long-term compensation plan will receive a payout under the plan in common stock and will be deemed to have sold a portion of the stock to UGI for cash to pay income taxes. The appropriate disclosures on Form 4 have been filed with the Securities and Exchange Commission.
UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.
UGI will host its first quarter FY 2009 earnings conference call on Wednesday, January 28, 2009, at 4:00 PM ET. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website: www.ugicorp.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on Wednesday, January 28 through midnight Friday, January 30. The replay may be accessed at 1-888-203-1112, passcode 8177747 and International access 1-719-457-0820, passcode 8177747.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures due to high energy prices, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations, particularly the euro. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-03	# # #	1/28/09

UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
AmeriGas Propane	$727.1	$748.2	$2,794.1	$2,409.0
International Propane	277.1	328.4	1,073.5	902.4
Gas Utility	410.4	326.7	1,222.0	1,097.2
Electric Utility	35.9	31.9	143.2	128.9
Energy Services	359.1	365.3	1,613.3	1,357.2
Corporate & Other, net (a)	(31.1)	(35.8)	(184.1)	(116.3)

Total revenues	$1,778.5	$1,764.7	$6,662.0	$5,778.4

Operating income:
AmeriGas Propane	$144.7	$74.0	$305.7	$264.5
International Propane	64.1	39.1	131.8	100.5
Gas Utility	56.9	50.1	144.4	148.5
Electric Utility	5.0	7.4	22.0	27.2
Energy Services	18.2	23.7	71.8	65.9
Corporate & Other, net (a)	0.5	1.9	2.7	3.6

Total operating income	289.4	196.2	678.4	610.2

Loss from equity investees	(0.2)	(0.7)	(2.4)	(4.5)
Interest expense:
AmeriGas Propane	(18.7)	(18.2)	(73.4)	(71.7)
International Propane	(6.8)	(7.0)	(29.5)	(26.1)
Gas Utility	(11.0)	(10.4)	(37.7)	(39.5)
Electric Utility	(0.4)	(0.5)	(1.9)	(2.2)
Corporate & Other, net (a)	(0.2)	—	(1.0)	(0.2)

Total interest expense	(37.1)	(36.1)	(143.5)	(139.7)

Income before income taxes and minority interests	252.1	159.4	532.5	466.0
Income taxes	(68.2)	(48.5)	(154.2)	(137.1)
Minority interests, principally in AmeriGas Partners	(69.0)	(30.9)	(127.9)	(106.5)

Net income	$114.9	$80.0	$250.4	$222.4

Earnings per share:
Basic	$1.06	$0.75	$2.32	$2.08

Diluted	$1.05	$0.74	$2.30	$2.06

Average common shares outstanding:
Basic	108.224	106.981	107.703	106.711

Diluted	109.009	108.318	108.785	108.146

Supplemental information:
Net income (loss):
AmeriGas Propane (b)	$34.3	$15.0	$63.2	$52.8
International Propane	40.2	22.4	70.1	49.0
Gas Utility	28.3	24.0	64.6	66.5
Electric Utility	2.8	4.0	11.9	14.5
Energy Services	10.7	13.9	42.1	39.4
Corporate & Other, net (a)	(1.4)	0.7	(1.5)	0.2

Total net income	$114.9	$80.0	$250.4	$222.4

(a)	Corporate & Other includes the elimination of certain intercompany transactions.

(b)	Amounts are net of minority interests principally in AmeriGas Partners, L.P.